Exhibit 99.1

Levacor VAD® Hemocompatibility Analysis Presented at European Mechanical Circulatory Support Summit
Preservation of an Important Blood Factor to Prevent Bleeding Observed

Salt Lake City, UT – December 6, 2010:  World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, today announced that an investigator-initiated study that includes patients who had received the Levacor ventricular assist device (VAD) was the subject of a presentation in the Emerging New Technologies Section at the Fifth European Mechanical Circulatory Support Summit.  Preliminary clinical data suggests that the Levacor VAD does not cause acquired von Willebrand Factor (vWF) deficiency, a condition that is linked to serious bleeding disorders1 and that has been associated with the use of current VADs.2 4

“Depletion of the large protein multimers of the vWF is strongly correlated with bleeding disorders and bleeding is one of the most prevalent adverse events associated with the use of VADs,” commented Dr. James W. Long, M.D., Ph.D5, Director of Advanced Cardiac Care at INTEGRIS Baptist Medical Center.  As he explains, “Shear forces generated within blood pumps can disrupt the large protein multimer of the vWF, thereby compromising blood clotting.  Any device that avoids disturbing the clotting system like this could reduce the risk of bleeding complications allowing for expanded use of VADs for the treatment of heart failure.”

In the study, von Willebrand multimers were compared in six subjects supported by the Levacor VAD investigational device with ten subjects who received another continuous flow rotary pump.  Von Willebrand multimers were measured pre-implant, at various intervals post-implant up to 90 days and after device removal.  In all Levacor VAD recipients, the important large multimer of the vWF was preserved.  In contrast, the large multimers of the vWF were depleted in all of the other ten recipients.  These differences were statistically significant (p value <0.001).

“The Levacor VAD was designed using magnetic levitation as an enabling technology to reduce the shear forces that can cause damage to blood-borne factors.  These data, although preliminary, for the first time suggest that the Levacor VAD may not cause the same degree of depletion in von Willebrand Factor as with other continuous flow VAD designs,” said J. Alex Martin, WorldHeart's President and Chief Executive Officer.

Notes
1.	Warkentin TE, Moore JC, Morgan DG. Aortic stenosis and bleeding gastrointestinal angiodysplasia: is acquired von Willebrand`s disease the link? Lancet.1992; 340:35-37
2.
Meyer AL, Malehsa D, Bara C, Budde U, Slaughter MS, Haverich A, Strueber M. Acquired von Willebrand Syndrome in Patients with an Axial Flow Left Ventricular Assist Device.  Circ Heart Fail. 2010;3:6 675-681

3.	Heilmann C, Geisen U, Beyersdorf F, Nakamura L, Benk C, Berchtold-Herz M, Trummer G, Schlensak C, Zieger B. Thromb Haemost 2010; 103: 962–967.
4.
Uriel N, Pak S, Jorde UP, Jude B, Susen S, Vincentelli A, Ennezat P, CapplemanS, Naka Y, Mancini D. Acquired von Willebrand Syndrome After Continuous-Flow Mechanical Device Support Contributes to a High Prevalence of Bleeding During Long-Term Support and at the Time of Transplantation  J Am Coll Cardiol, 2010; 56:1207-1213

5.	Dr. Long is a clinical consultant to WorldHeart and this research was partially supported by an unrestricted grant.

About the Levacor VAD and World Heart Corporation
The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trials.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's Levacor VAD, including those related to the degree of depletion in von Willebrand Factor as compared to the current commercially available VAD, those related to the implants of the Levacor VAD, and the progress of WorldHeart's clinical development program. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for March 31, 2010,  June 30, 2010 and September 30, 2010.

This news release was distributed by GlobeNewswire, www.globenewswire.com

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361